Exhibit 99.1

For Immediate Release, December 1, 2006

Coach Industries Group Inc. appoints new CEO and Vice Chairman

COOPER CITY, FL - Dec.1, 2006 : Coach Industries Group, Inc. (“Coach”) (OTCBB:CIGI – News), which offers an array of financial services to commercial fleet operators, including vehicle financing and specialty insurance products, today announced the appointment of Robert L. Lefebvre as the new Chief Executive Officer and Vice Chairman of Coach Industries Group, Inc. effective immediately. Mr. Lefebvre has been the President of SubContracting Concepts Inc. ( SCI ), a wholly owned subsidiary of Coach Industries, since its’ inception 10 years ago. SCI has been the best performing unit in the CIGI family since it was acquired by CIGI in 2004. Steven Rothman, the Chairman and Interim CEO, will remain as Chairman.

“Bob Lefebvre is just the kind of executive Coach needs right now to restructure our business units” states Rothman. “Since Bob founded SCI ten years ago, that corporation has never experienced a loss with Bob at the helm. His hands-on management style is precisely what we need right now. We are very happy to have Bob accept this position and we look forward to his input in getting the job done.” Our board recognizes Bob’s years of business experience as an asset in the restructuring and execution of our business plan.

Bob’s business history is a series of successful ventures that have had many crossovers into the commercial fleet operator business models. He began his career in 1958 while serving a five year tour of duty in the US Air Force as a systems analyst. While in the Air Force’s Pacific Air Command, Mr. Lefebvre was part of a seven member team whose responsibility was the conversion from punch card accounting systems to the newly developed computer.

After his discharge in 1963, Mr. Lefebvre spent a number of years as a systems analyst at the Glens Falls Hospital. In 1970, capitalizing on changes in Medicare reimbursement policies that provided for direct reimbursement to hospital-based physicians, he founded Regional Data Center (RDC), a company designed to manage the accounts receivable for hospital-based physicians. By 1985, RDC grew to a company collecting over $400 million per year from 29 offices in New York. Mr. Lefebvre then merged his company into Advacare, a national accounts receivable management firm, and continued as Vice President until Advacare’s initial public offering.

Mr. Lefebvre again became active in business by founding a professional employment organization called Total Benefit Management (TBM), in which he still maintains an equity position.

“I’m very excited about the opportunity to make a difference for the employees, clients and shareholders of Coach Industries. I have always believed in our business model and I will be empowering my staff to create strategies that can improve the Coach Industries financial position and facilitate the cross marketing opportunities we have between the business units.” states Lefebvre. “The key to any successful business is the people, and I feel very strongly that the people we will have in place will embrace the opportunity to accomplish our goal for profitability and growth.”

William Lerner, CIGI Board member, states “Bob is a hands-on, down-to-earth, logical businessman. His successes are very encouraging to all of us involved. We fully support Bob and will contribute in any way that we can to assist him achieve financial stability.”

About Coach Industries Group, Inc.

Coach Industries Group, Inc. (OTCBB:CIGI - News; “Coach”) a holding company focused on providing financial services and the manufacturing of luxury limousine and specialty vehicles to Commercial Fleet Operators.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: The Statements which are not historical facts contained in this press release are forward-looking statements that involve certain risks and uncertainties including but not limited to risks associated with the uncertainty of future financial results, additional financing requirements, development of new products, government approval processes, the impact of competitive products or pricing, technological changes, the effect of economic conditions and other uncertainties detailed in the Company's filings with the Securities and Exchange Commission.

Contact:

Coach Industries Group, Inc., Cooper City

Robert L. Lefebvre, 954-602-1400

IR@cigi.cc